Exhibit 10.1(c)

AMENDMENT NO. 2
 TO THE
CENTURYTEL RETIREMENT PLAN

WHEREAS, the CenturyTel Retirement Plan (“Plan”) was amended and restated by CenturyTel, Inc. (the “Company”) effective December 31, 2006; and

WHEREAS, its Executive Vice-President and Chief Financial Officer, R. Stewart Ewing, was authorized by the Board to execute the amended and restated plan, including the incorporation of provisions to effectuate the merger of the CenturyTel, Inc. Plan for Salaried Employees' Pensions ("Salaried Plan"), the CenturyTel, Inc. Plan for Hourly-Paid Employees' Pensions ("Hourly Plan") and the CenturyTel, Inc. Pension Plan for Bargaining Unit Employees ("Ohio Plan") into the Plan; and

WHEREAS, the Company wishes to change the treatment of certain rehired terminated participants under the Plan; and

WHEREAS, the Company wishes to increase benefits consistent with the rules under Internal Revenue Code §401(a)(4) and the Treasury Department Regulations thereunder; and

WHEREAS, several technical changes must be made to the December 31, 2006 restated Plan document in order to preserve the intent of the Plan and the Company; and

WHEREAS, the Company reserved the right to amend the Plan in Section 12.2 of the Plan.

NOW, THEREFORE, effective as of the dates shown below, the Plan is amended as follows:

I.

Section 5.8 of the Plan is amended effective December 31, 2006 to add the following sentence at the end:

If this Section 5.8 applies and the Participant had not named a Beneficiary as of the date of death, then the benefit under Section 6.9 shall be payable to the Participant’s spouse, child(ren) or estate, in that order.

II.

Section 7.7(f)(5) of the Plan is amended effective December 31, 2006 to delete the reference to “Section 7.7(e)” and replace it with “Section 7.7(f).”

III.

Section 7.12(d) of the Plan is amended effective December 31, 2006 to delete the reference to “Section 7.7(b)” and replace it with “Section 7.7(c).”

IV.

Sections 7.12(a) and (b) of the Plan are amended effective January 1, 2008 to delete all references to “regular or temporary employee” and replace such references with “Employee.”

V.

Paragraph (1) of Schedule 6.1(a)(5) of the Plan is amended effective December 31, 2006 to delete the reference to “Section 7.7(e)” and replace it with “Section 7.7(f).”

VI.

Schedules 6.1(a)(3) and 6.1(a)(4) are amended effective December 31, 2007 to read as attached.

VII.

Sections 6.5(b) and (c) of the Salaried Plan Schedule are amended effective December 31, 2006 to read in their entirety as follows:

(b)
In the case of a Participant who dies before his Normal Retirement Date while in the service of the Employer and after having satisfied, while in the service of the Employer, the criteria for an early distribution set forth in Section 5.6(c) of the Salaried Plan, the Spouse may elect, in accordance with Section 7.11 of the Plan, that the commencement date of the Spouse's benefit shall be the last day of any month before the Participant's Normal Retirement Date and after the month of the Participant's death. The annual amount of a Spouse's benefit that commences before the Participant's Normal Retirement Date in accordance with this subsection (b) shall not be reduced on account of such early commencement.

(c)
In the case of a Participant who dies before his Normal Retirement Date after terminating from service with the Employer, the Spouse may elect, in accordance with Section 7.11 of the Plan, that the commencement date of the Spouse's benefit shall be the last day of any month before the Participant's Normal Retirement Date and after the month of the Participant's death, provided that (i) the Participant had satisfied, while in service of the Employer, the criteria for an early distribution set forth in Section 5.6(c) of the Salaried Plan or (ii) the Participant had at least 10 Years of Credited Service at termination and was age 55 or older at his date of death, or the Participant had at least 15 Years of Credited Service at termination and his combined Years of Credited Service and age at his date of death was at least 76. The annual amount of a Spouse's benefit that commences before the Participant's Normal Retirement Date in accordance with this subsection (c) shall equal the annual amount payable to the Spouse as Beneficiary under the survivor annuity portion of the Qualified Joint and Survivor Annuity that would have been payable with respect to the Participant computed as if the Participant had:

(1)	terminated employment with the Employer on the date of his death (or, if earlier, on the date of his actual termination of employment with the Employer),

(2)	elected as the commencement date of his benefits the date elected by the Spouse in accordance with this subsection (c), and

(3)	died on the commencement date of his benefits.

VIII.

Section 7.6 of the Hourly Plan Schedule is amended effective December 31, 2006 to add the following to the end:

Notwithstanding the provisions of Sections 5.5, 6.5 and 7.6 of the Salaried Plan at Schedule 6.1(f)-2, if a Participant has been credited with at least 5 Years of Credited Service and dies before commencing benefits under the Hourly Plan portion of the Plan, his surviving Spouse (if married), his non-Spouse Beneficiary (if his Spouse has consented to the naming of such Beneficiary) or his Beneficiary (if he is not married at death and has named a Beneficiary) shall receive the death benefit (if any) specified under the terms of any collective bargaining agreement applicable to the Participant at his date of death, in the form(s) specified under the terms of such agreement. If a Participant in the Hourly Plan portion of the Plan as of December 31, 2006 is a Nonrepresented Participant, his Spouse or Beneficiary shall nevertheless be entitled to the same benefit under this Section that would be received by a Represented Employee at the Nonrepresented Hourly Plan Participant’s normal work location pursuant to the terms of any collective bargaining agreement applicable to such a Represented Employee as of December 31, 2006.  No death benefit shall be payable under this Section if the Participant is not married and has not named a Beneficiary.

IX.

Section 7.7(a) of the Ohio Plan Schedule is amended effective December 31, 2006 to delete the reference to “Section 7.7(c)” and replace it with “Section 7.7(a)(1).”
IN WITNESS WHEREOF, CenturyTel has executed this amendment on this 31st day of December, 2007.

CENTURYTEL, INC.

BY: /s/ Stacey W. Goff
Stacey W. Goff
Senior Vice-President, General Counsel
and Secretary

SCHEDULE 6.1(a)(3)

SUPPLEMENTAL BENEFIT

The Accrued Benefit of each Participant listed below shall be increased by the amount of the Supplemental Benefit specified below.  Each Participant’s Supplemental Benefit is expressed in terms of a monthly benefit at Normal Retirement Age and shall be actuarially adjusted for timing and form in the same manner as the benefit under Section 6.1(a) (using the Excess Benefit Percentages in Section 6.2 as applicable).

Personnel Number	Name	Supplemental Benefit
2870	D. Cole	1,409.03
4494	C. Davis	188.28
3277	R. Ewing	1,946.66
5284	S. Goff	112.90
10370	I. Hughes	642.71
10111	M. Maslowski	1,089.68
2859	G. Post	5,493.04
52726	K. Puckett	1,373.74
2067	D. Ring	116.83
54861	K. Victory	748.31

SCHEDULE 6.1(a)(4)

SUPPLEMENTAL BENEFIT

The Accrued Benefit of each Participant listed below shall be increased by the amount of the Supplemental Benefit specified below.  Each Participant’s Supplemental Benefit is expressed in terms of a monthly benefit at Normal Retirement Age and shall be actuarially adjusted for timing and form in the same manner as the benefit under Section 6.1(a) (using the Excess Benefit Percentages in Section 6.2 as applicable).

Personnel Number	Name	Supplemental Benefit
3095	G. Bailey	860.98
2870	D. Cole	9,862.57
4494	C. Davis	534.92
3277	R. Ewing	9,227.46
5284	S. Goff	2,709.59
10370	I. Hughes	6,627.59
10111	M. Maslowski	10,129.94
2859	G. Post	5,774.15
52726	K. Puckett	7,182.43
3189	N. Sweasy	6,129.12